Exhibit 99.5

DIRECTOR RESIGNATION AGREEMENT

This Director Resignation Agreement (the “Resignation Agreement”), dated as of August 10, 2022, is by and between Canyon Partners, LLC, a Delaware limited liability company (“Canyon”), and Jeffrey Kivitz (the “Director”), who is an employee of Canyon and is being named as a director of CBL & Associates Properties Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Canyon is the beneficial owner of approximately 26% of the outstanding shares of common stock of the Company.

WHEREAS, the Board of Directors of the Company (the “Board”) intends to appoint the Director to the Board effective as of the date hereof.

WHEREAS, Canyon and the Director have agreed that the Director shall tender his resignation from the Board if he no longer is an employee of Canyon.

NOW, THEREFORE, Canyon and the Director hereby agree as follows:

AGREEMENT

1.    Agreement to Resign. Upon cessation of the Director’s employment by Canyon or any of its affiliates (other than the Company and its subsidiaries), for any reason or reasons, and if the Director shall then be a member of the Board or the Board of any subsidiary of the Company, the Director shall immediately resign from the Board and from the board of any subsidiary of the Company.

2.    Further Agreements. The Director hereby agrees that he will sign any documents necessary to effect his resignation from the Board and from the board of any subsidiary of the Company and will cooperate in signing any other documents necessary to reflect that the Director is no longer a director of the Company and from the board of any subsidiary of the Company and is not authorized to act on its or their behalf.

2.    Miscellaneous.

(a)    This Director Resignation Agreement may be executed in two counterparts, including facsimile counterparts, each of which will be deemed an original, but both of which taken together will constitute one and the same document.

(b)    This Director Resignation Agreement is governed by, and will be construed in accordance with, the law of the State of New York without regard to principles of conflict of laws.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

Canyon Partners, LLC

By:	/s/ Jonathan Kaplan
Name: Jonathan Kaplan
Title: Chief Operating Officer and
General Counsel

/s/ Jeffrey Kivitz
Jeffrey Kivitz